Exhibit 99.b

PEAR TREE FUNDS

CLERK’S CERTIFICATE

The undersigned certifies that she is the Clerk of Pear Tree Funds, a voluntary association with transferrable shares organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and that, as such, she is authorized to execute this Certificate on behalf of the Trust.  The undersigned further certifies that at a meeting of the Trustees of the Trust duly called and held on October 25, 2023, at which a quorum was present and acting throughout, that the Trustees duly adopted the following resolutions, and that said resolutions have not been revoked, revised or amended in any manner and is, on the date hereof still in full force and effect:

WHEREAS, the Trustees have determined that the amount of coverage under and form of the joint fidelity bond (the “Joint Fidelity Bond”) issued by Hartford Fire Insurance Company are reasonable after having given due consideration to all relevant factors, including the value of the aggregate assets of the separate series of the Trust (collectively, the “Funds”) to which any Trust officer or employee may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities and other assets of the Trust; and

WHEREAS, the Trustees have further determined that (a) the coverages and coverage limits provided to the Trustees and the Funds under the directors and officers policy (the “D&O Policy”) issued by Twin City Fire Insurance Company are adequate and reasonable, (b) the participation of the Funds in the D&O Policy is in the best interest of each Fund, and (c) the proposed premium for the D&O Policy allocated between the Manager and the Trust and further allocated among the Funds, based upon the Manager’s and each Fund’s proportionate share of the sum of the premiums that would have been paid if said insurance were purchased separately by the Manager and each Fund, is fair and reasonable to each Fund; it is therefore

RESOLVED, that the Trustees, including all of the Independent Trustees, hereby approve and ratify each of the Joint Fidelity Bond and the D&O Policy for the term August 1, 2023 to August 1, 2024, with the coverage and premiums as described at the meeting; and it is

FURTHER RESOLVED, that the Trustees, including all of the Independent Trustees, hereby approve and ratify the portion of the premium of the Joint Fidelity Bond to be paid by or allocated to the Trust and each Fund, taking into consideration all relevant factors, including the number of the other parties named as insured, the nature of the business activities of such other parties, the amount of the Joint Fidelity Bond, and the amount of the premium for the Joint Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the investment company is less than the premium such company would have had to pay if it had provided and maintained a single insured bond; and it is

FURTHER RESOLVED, that the Trustees, including all of the Independent Trustees, hereby approve and ratify the portion of the premium of the D&O Policy to be allocated to the Manager and the Trust, and among the Funds; and it is

FURTHER RESOLVED, that the Trustees, including all of the Independent Trustees, hereby approve and ratify the Fidelity Bond/D&O Premium and Loss Allocation Agreement, as amended (the “Premium/Loss Allocation Agreement”), between the Trust and the Manager, as presented in connection with this meeting without further amendment or modification; and it is

FURTHER RESOLVED, that each Trust officer hereby is authorized, on behalf of the Trust, to make such non-material modifications to the Premium/Loss Allocation Agreement as the officer, in consultation with the Trust’s legal counsel, may deem necessary or appropriate; and it is

FURTHER RESOLVED, that each Trust officer is hereby authorized to file or cause the Trust to file with the U.S. Securities and Exchange Commission (the “SEC”) within 10 days after receipt of the executed Joint Fidelity Bond (a) a copy of the Joint Fidelity Bond, (b) a copy of the resolution of the Trustees approving the amount, type, form, and coverage of the Joint Fidelity Bond and the portion of the premium to be paid by the Trust and each Fund, (c) a statement showing the amount of a single insured bond that each Fund would have provided and maintained had it not been named as an insured under the Joint Fidelity Bond, (d) a statement regarding the period for which premiums have been paid, and (e) a copy of the Premium/Loss Allocation Agreement; and it is

FURTHER RESOLVED, that except as provided in the immediately preceding resolution, the Treasurer or any Assistant Treasurer of the Trust is hereby designated as the officer of the Trust who shall make the filings and give the notices required by Rule 17g-1(g) under the 1940 Act; and it is

FURTHER RESOLVED, that the Trustees of the Trust, including all of the Independent Trustees, hereby approve the payment of a fee in the amount of $[REDACTED] to Asset Management Insurance, a division of Maury Donnelly & Parr Inc., for serving as an adviser to the Trustees in connection with their consideration at this meeting of various fidelity bond and directors’ and officer’s insurance proposals.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 25th day of October 2023.

By: /s/ Deborah A. Kessinger
Deborah A. Kessinger, Clerk